EXHIBIT 21.1

LIST OF SUBSIDIARIES

ComHear, Inc. owns 100% of the outstanding equity of:

•	Playbutton, LLC , a Delaware limited liability company; and
•	Taida Company, LLC, a Delaware limited liability company.